                                                      Registration No. 333-_____

    As filed with the Securities and Exchange Commission on January 11, 2002


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          EasyLink Services Corporation
             (Exact name of registrant as specified in its charter)

DELAWARE                                                              13-3787073
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

                               399 Thornall Street
                                Edison, NJ 08837
                                 (732) 906-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             David W. Ambrosia, Esq.
                  Executive Vice President and General Counsel
                          EasyLink Services Corporation
                               399 Thornall Street
                                Edison, NJ 08837
                                 (732) 906-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                          Ronald A. Fleming, Jr., Esq.
                             Pillsbury Winthrop LLP
                             One Battery Park Plaza
                            New York, New York 10004
                                 (212) 858-1143

                 -----------------------------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                -----------------


Pursuant to Rule 429(a) of the Securities Act of 1933, as amended, a combined prospectus is being used in this registration statement, and pursuant to Rule 429(b) of the Securities Act of 1933, as amended, the earlier registration statements to which the combined prospectus relates are the Company's, Form S-3 Registration Statement filed on July 11, 2000, as amended on August 2, 2000 (Registration File No. 333-41156), Form S-3 Registration Statement filed on August 4, 2000 (Registration File No. 333-43060) and Form S-3 Registration Statement filed on April 27, 2001, as amended on May 22, 2001 (Registration File No. 333-59776).

                                      CALCULATION OF REGISTRATION FEE

========================= ================= ====================== ======================= ==================
 Title of each class of                        Proposed maximum        Proposed maximum         Amount of
    securities to be        Amount to be      offering price per      aggregate offering      registration
       registered         registered(1)(2)          unit(3)                price(3)              fee(3)
 Class A Common Stock,
    par value $0.01          104,013,832            $ 0.56               $ 58,247,746           $ 13,921
      per share
========================= ================= ====================== ======================= ==================

     (1) Includes 39,553,116 shares issuable upon conversion of outstanding senior convertible notes or issuable in payment of a portion of the interest on such notes or issuable upon exercise of outstanding warrants. The notes are convertible into, and the warrants are exercisable for, shares of Class A common stock, $0.01 par value per share, of EasyLink Services Corporation at various conversion or exercise prices, each of which is subject to adjustment under certain circumstances. This registration statement includes such additional shares of Class A common stock as may be issuable pursuant to such adjustments.
     (2) Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, as amended, the prospectus which constitutes part of this registration statement also relates to the remaining 43,078,639 shares of common stock registered on Form S-3 (File No. 333-59776), Form S-3 (File No. 333-43060) and Form S-3 (File No.
         333-41156), which registration statements are still effective. Filing fees of $6,913.11, $240.58 and $1,165.73, respectively, were previously paid for the registration of those 43,078,639 shares.
     (3) Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of computing the registration fee based upon the average of the high and low prices of the Class A common stock on January 9, 2002, as quoted on the Nasdaq National Market.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until a registration statement relating to these securities filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion, Dated January 11, 2002
PROSPECTUS

                               147,092,461 Shares

                          EasyLink Services Corporation

                              Class A common stock

                                ----------------

     This prospectus relates to the offering of our Class A common stock held by selling stockholders or issuable upon conversion of or in payment of a portion of the interest on our outstanding senior convertible notes held by other selling stockholders. The selling stockholders may sell the shares from time to time. We will pay certain of the expenses of this offering; however, except with respect to 185,686 of the shares covered by this prospectus, EasyLink Services is not responsible for the cost of brokerage commissions and discounts. We will not receive any proceeds from the sale of shares by the selling stockholders.

     The selling stockholders may offer and sell all of the shares in the over-the-counter market or on one or more exchanges. The selling stockholders may sell the shares at the then prevailing market price for the shares or in negotiated transactions.

     Our Class A common stock is listed on the Nasdaq National Market under the symbol "EASY." On January 10, 2002, the closing price of our Class A common stock on the Nasdaq National Market was $.56 per share.

   This investment involves risk. You should purchase only if you can afford a complete loss. See "Risk Factors" beginning on page 6.

                                ----------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ----------------

                  The date of this prospectus is January , 2002

                                TABLE OF CONTENTS

                                                                           Page

Incorporation of Documents By Reference..................................   2
Where You Can Get More Information.......................................   3
Cautionary Statements Regarding Forward-Looking Statements...............   3
Prospectus Summary.......................................................   4
Risk Factors.............................................................   6
Use of Proceeds..........................................................   21
Description of Capital Stock.............................................   21
Selling Stockholders.....................................................   24
Plan of Distribution.....................................................   30
Legal Matters............................................................   31
Experts..................................................................   31

                                ----------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, the Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the date of any sale of the Class A common stock.

                                ----------------

    Information contained on our Web sites will not be deemed to be part of this prospectus.

                                ----------------

                     INCORPORATION OF DOCUMENTS BY REFERENCE

    We furnish our stockholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Instead of repeating in this prospectus information that we have already filed with the Securities and Exchange Commission, rules of the Securities and Exchange Commission permit us to "incorporate by reference" the information we file with them. These rules mean that we can disclose important information to you by referring you to those documents that we have previously filed with the Securities and Exchange Commission. These documents are considered to be part of this prospectus. Any documents that we file with the Securities and Exchange Commission in the future will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the Class A common stock offered by this prospectus.

    o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on April 2, 2001;

    o Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2000 and September 30, 2000;

    o Our Current Reports on Form 8-K and all amendments thereto on Form 8-K/A filed with the Commission on August 23, 1999, November 3, 1999, February 11, 2000, March 28, 2000, April 24, 2000, May 26, 2000,
         January 10, 2001, January 17, 2001, February 7, 2001, February 8, 2001, February 13, 2001, February 26, 2001, March 9, 2001, March 26, 2001,
         May 9, 2001, May 18, 2001, June 1, 2001, July 24, 2001, October 1,
         2001, October 2, 2001 and November 30, 2001.

    o    Our Definitive Proxy Statement filed on April 27, 2001.

                       WHERE YOU CAN GET MORE INFORMATION

    We have filed a registration statement with the Securities and Exchange Commission to register the Class A common stock that the selling stockholders are offering to you. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission's rules, we have not included in this prospectus all of the information that is included in the registration statement. At your oral or written request, we will provide to you, without charge, a copy of the registration statement or any of the exhibits to the registration statement or any or all of the other information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you want more information, write or call us at:

                          EasyLink Services Corporation
                               399 Thornall Street
                                Edison, NJ 08837
                            Telephone: (732) 906-2000
                          Attention: Investor Relations

    You may also obtain a copy of any filing we have made with the Securities and Exchange Commission directly from the Securities and Exchange Commission. You may either:

    o read and copy reports, proxy and information statements or other information we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549 or

    o obtain copies of reports, proxy and information statements and other information that we have filed with the Securities and Exchange Commission on the Securities and Exchange Commission's Internet web site at http://www.sec.gov.

    You can get more information about the Securities and Exchange Commission's public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

    We make forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 throughout this prospectus. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "believes," "estimates," "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section of this prospectus.

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This is not intended to be a complete description of the matters covered in this prospectus and is subject to and qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus.

Our company

    EasyLink Services Corporation, formerly Mail.com, Inc., is a leading global provider of outsourced messaging services to enterprises and service providers. EasyLink combines the businesses of Mail.com Business Messaging Services, Swift Telecommunications, Inc. and the Easylink Services business acquired from AT&T Corp. by Swift Telecommunications. As a result of this combination, we offer a comprehensive portfolio of messaging services to thousands of business customers worldwide including the majority of the Fortune 500. By leveraging these relationships, we believe that we are positioned to grow in both of the major sectors of the messaging services industry.

    Through continued expansion of our messaging services lines of business and selling multiple services to our large customer base, we seek to establish a position in the emerging managed and hosted e-mail markets while expanding our already established position in the message delivery services market. Because the essential communications computer network companies need to do business in today's 24x7x365 environment is common across all messaging services, EasyLink is further positioned to benefit from the scale this business combination created.

    Our services include:

    o e-mail and groupware services through which we host and operate on our premises our customer's e-mail and groupware systems such as Microsoft Exchange, Novell GroupWise and other Internet e-mail services which allow users to send and receive their e-mail from any location connected to the Internet;

    o virus protection, unsolicited e-mail or spam control and content filtering services that protect a customer's e-mail system from messages before they enter or leave the corporate network;

    o message delivery services such as electronic data interchange or "EDI," telex, desktop fax, broadcast messaging and production messaging services; and

    o professional services such as managed messaging services support, on-site messaging applications management, help desk and staff augmentation services.

    We provide services on a managed basis that enable our customers to provide e-mail and groupware, virus protection, spam control and content filtering and message delivery services to their customers or employees. We derive revenue from license fees, monthly per-user fees, per-message charges, per-minute charges and consulting fees.

Other operations

    We previously operated an advertising network business. On October 26, 2000, we announced our intention to sell this business to focus exclusively on our established outsourced messaging business. On March 30, 2001, we completed the sale of the advertising network business to Net2Phone, Inc. Included in the sale were our rights to provide e-mail-based advertising and permission marketing solutions to advertisers, as well as our rights to provide e-mail services directly to consumers at the www.mail.com Web site and in partnership with other Web sites.

    In March 2000, we formed WORLD.com, Inc. to develop the Company's portfolio of domain names into independent Web properties, and subsequently acquired or formed its subsidiaries Asia.com, Inc. and India.com, Inc. in which WORLD.com is the majority owner. In November 2000, the Company announced its intention to sell all assets not related to its core outsourced messaging business, including Asia.com, Inc., India.com, Inc. and its portfolio of domain names. On May 3, 2001, our majority-owned subsidiary Asia.com, Inc. completed the sale of its business to an investor group. In October 2001, we sold a subsidiary of India.com, Inc. and entered into an agreement to sell the portal operations of India.com, Inc. We subsequently terminated the agreement to sell the portal operations of India.com, Inc. and have ceased conducting its portal business.

    We are a Delaware corporation. Our principal executive offices are located at 399 Thornall Street, Edison, NJ 08837. Our phone number is (732) 906-2000.

                                  RISK FACTORS

    Before you invest in our Class A common stock, you should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus.

We have only a limited operating history, we are involved in a new and unproven industry and we have determined to focus on our core outsourced messaging business.

    We have only a limited operating history upon which you can evaluate our business and our prospects. We have offered a commercial email service since November 1996 under the name iName. We changed our company name to Mail.com, Inc. in January 1999. In February 2000, we acquired NetMoves Corporation, a provider of a variety of Internet message delivery services to businesses. In March 2000, we formed WORLD.com to develop and operate our domain name properties as independent Web sites. In the fourth quarter of 2000, we announced our intention to focus exclusively on our outsourced messaging business and to sell all assets not related to this business. In February 2001, we acquired Swift Telecommunications, Inc. which had contemporaneously acquired the EasyLink Services business from AT&T Corp. The EasyLink Services business is a provider of outsourced e-mail services and of message delivery services such as electronic data interchange or EDI, fax services and telex services. Swift is a provider of telex services. On March 30, 2001, we announced that we had sold our advertising network business to Net2Phone, Inc. and on May 3, 2001 our Asia.com, Inc. subsidiary completed the sale of its business. In October 2001, we sold a subsidiary of India.com, Inc. and have since ceased the conduct of the portal operations of India.com, Inc. Our success will depend in part upon our ability to maintain or expand our sales of message delivery services such as EDI and fax services to enterprises, the development of a viable market for fee-based e-mail and groupware services on an outsourced basis, our ability to compete successfully in those markets and our ability to successfully sell our non-core assets on favorable terms. For the reasons discussed in more detail below, there are substantial obstacles to our achieving and sustaining profitability.

We have incurred losses since inception.

    We have not achieved profitability in any period, and we may not be able to achieve or sustain profitability. We incurred a net loss of $143.5 million for the first nine months of 2001 and $229.5 million for the year ended December 31, 2000. We had an accumulated deficit of $450.7 million as of September 30, 2001. We intend to expand our sales and marketing operations, upgrade and enhance our technology, continue our international expansion, and improve and expand our management information and other internal systems. We intend to continue to make strategic acquisitions and investments, which may result in significant amortization of intangibles and other expenses or a later impairment charge arising out of the write-off of goodwill booked as a result of such acquisitions or investments. We are making these expenditures in anticipation of higher revenues, but there will be a delay in realizing higher revenues even if we are successful. If we do not succeed in substantially increasing our revenues or integrating the EasyLink Services and Swift businesses with our historical business, our losses may continue.

If we are unable to raise necessary capital in the future, we may be unable to invest in the growth of our business or fund necessary expenditures.

    We anticipate the need to raise additional capital in the future. See Part
I. Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000 and subsequent reports filed with the Securities and Exchange Commission. At September 30, 2001, we had $11.1 million of cash and cash equivalents and $20,000 of marketable securities. Our principal commitments consist of subordinated convertible notes, senior convertible notes, notes payable, obligations under capital leases, domain asset purchase obligations, accounts payable and other current obligations and commitments for capital expenditures. For the year ended December 31, 2000, we received a report from our independent accountants containing an explanatory paragraph stating that we suffered recurring losses from operations since inception and have a working capital deficiency that raise substantial doubt about our ability to continue as a going concern. We believe that we will need additional financing to invest in the growth of our business and to pay other obligations, and the availability of such financing when needed, on terms acceptable to us, or if at all, is uncertain. See "Risk Factors - We May Be Unable to Pay Debt Service on Our Indebtedness for Money Borrowed and Other Obligations." If we are unable to raise additional financing or generate sufficient cash flow, we may be unable to continue as a going concern.

    If we raise additional funds by issuing equity securities or debt convertible into equity securities, stockholders may experience dilution of their ownership interest. The amount of dilution resulting from issuance of additional shares of Class A common stock and securities convertible into Class A common stock and the potential dilution that may result from future issuances has significantly increased in light of the decline in our stock price. Moreover, we could issue preferred stock that has rights senior to those of the Class A common stock. Some of our stockholders have registration rights that could interfere with our ability to raise needed capital. If we raise funds by issuing debt, our lenders may place limitations on our operations, including our ability to pay dividends.

We intend to sell all of our assets not related to our core outsourced messaging business but may experience difficulty completing any or all of such sales on favorable terms or at all.

    In the fourth quarter of 2000, we announced our intention to sell all of our non-core assets, including our advertising network business, our Asia.com, Inc. and India.com, Inc. subsidiaries and our portfolio of Internet domain names. On March 30, 2001, we completed the sale of our advertising network business to Net2Phone. On May 3, 2001, our Asia.com, Inc. subsidiary completed the sale of its business. In October 2001, we sold a subsidiary of India.com, Inc. and have since ceased conducting the portal business of India.com, Inc. We cannot assure you that we will be able to sell all or any of our remaining non-core assets on favorable terms or at all. We also cannot assure you as to the timing or the terms and conditions of the sale of any of these assets or the form or amount of consideration (if any) that may be received. The realizable value of these assets may ultimately prove to be less than the carrying value currently reflected in our consolidated financial statements. Moreover, if the sales are not successfully completed, the market price of our common stock may decline to the extent that the current market price reflects a market assumption that such sales will be successfully completed. To the extent that we receive non-cash consideration in any of these sales, we may not be able to liquidate this consideration or otherwise turn it into cash for a period of time after we receive it or at all.

We intend to continue to acquire, or make strategic investments in, other businesses and acquire or license technology and other assets and we may have difficulty integrating these businesses or generating an acceptable return.

    We have completed a number of acquisitions and strategic investments since our initial public offering. For example, we acquired NetMoves Corporation, a provider of a variety of message delivery services to businesses, and The Allegro Group, Inc., a provider of email and email related services, such as virus blocking and content screening, to businesses. We also acquired Swift Telecommunications, Inc. and the EasyLink Services business that it had contemporaneously acquired from AT&T Corp. We will continue our efforts to acquire or make strategic investments in businesses and to acquire or license technology and other assets, and any of these acquisitions may be material to us. We cannot assure you that acquisition or licensing opportunities will continue to be available on terms acceptable to us or at all. Such acquisitions involve risks, including:

    o    inability to raise the required capital;

    o    difficulty in assimilating the acquired operations and personnel;

    o    inability to retain any acquired member or customer accounts;

    o    disruption of our ongoing business;

    o    the need for additional capital to fund losses of acquired businesses;

    o inability to successfully incorporate acquired technology into our service offerings and maintain uniform standards, controls, procedures and policies; and

    o    lack of the necessary experience to enter new markets.

    We may not successfully overcome problems encountered in connection with potential acquisitions. In addition, an acquisition could materially impair our operating results by diluting our stockholders' equity, causing us to incur additional debt or requiring us to amortize acquisition expenses and acquired assets or to incur impairment charges as a result of the write-off of goodwill booked as a result of such acquisition.

We may be unable to successfully complete the integration of the EasyLink Services Business acquired from AT&T.

    On February 23, 2001, we completed the acquisition of Swift Telecommunications, Inc. which had contemporaneously acquired the EasyLink Services business of AT&T Corp. The EasyLink Services business acquired from AT&T provides a variety of messaging services such as e-mail, EDI, fax and telex services. This business was a division of AT&T and was not a separate independent operating entity. We hired only a portion of the employees of the business.

    Under a Transition Services Agreement entered into in connection with the acquisition, AT&T agreed to provide us with a variety of services to enable us to continue to operate the business pending the transition to EasyLink. See "Part I. Item 1. Business - Transition Services Agreement and Master Carrier Agreement with AT&T Corp." in our Form 10-K for the year ended December 31, 2000 filed on April 2, 2001. We have transitioned many of these services provided by AT&T under the Transition Services Agreement to ourselves, including customer service, network operations center, telex switching equipment and services and office space in a variety of locations. However, the messaging network for the portion of this business relating to EDI, fax and email services continues to reside on AT&T's managed network and is being operated and maintained for EasyLink by AT&T pursuant to the Transition Services Agreement. We plan to migrate off the AT&T network to the EasyLink network over the next two years.

    We cannot assure you that we will be able to successfully transition the remaining EasyLink Services network and other operations from AT&T to us, or successfully integrate them into our operations, in a timely manner or without incurring substantial unforeseen expense. Even if successfully transitioned and integrated, we may be unable to operate the business at expense levels that are ultimately profitable for us. We cannot assure you that we will be able to retain all of the customers of the EasyLink Services business. Our inability to successfully transition, integrate or operate the network and operations, or to retain customers, of the EasyLink Services business will result in a material adverse effect on our business, results of operations and financial condition.

We have incurred significant indebtedness for money borrowed.

    As of September 30, 2001, we had approximately $134.6 million principal amount of outstanding indebtedness for borrowed money and capital leases. On a pro forma basis after giving effect to our debt restructuring completed on November 27, 2001, as of September 30, 2001, we had approximately $97 million principal amount of such outstanding indebtedness and capital leases. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could (1) make it difficult for us to make payments on our indebtedness, (2) make it difficult to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes, (3) limit our flexibility in planning for, or reacting to changes in, our business, and (4) make us more vulnerable in the event of a downturn in our business.

We may be unable to pay debt service on our indebtedness for money borrowed and other obligations.

    We had an operating loss and negative cash flow during the first nine months of 2001 and for the year ended December 31, 2000. In addition, we have a substantial amount of outstanding accounts payable and other obligations. Accordingly, cash generated by our operations would have been insufficient to pay the amount of interest payable annually on our outstanding indebtedness or to pay our other obligations. We cannot assure you that we will be able to pay interest and other amounts due on our outstanding indebtedness, or our other obligations, on the scheduled dates or at all. If our cash flow and cash balances are inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we otherwise fail to comply with any covenants in our indebtedness, we would be in default under these obligations, which would permit these lenders to accelerate the maturity of the obligations and could cause defaults under our indebtedness. Any such default could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that we would be able to repay amounts due on our indebtedness if payment of the indebtedness were accelerated following the occurrence of an event of default under, or certain other events specified in, the agreements governing our outstanding indebtedness and capital leases, including any deemed sale of all or substantially all of our assets.

Outsourcing of e-mail and groupware services and message delivery services may not prove to be viable businesses.

    An important part of our business strategy is to leverage our existing global customer base and global network by continuing to provide the best message delivery services today and by offering these customers managed e-mail and other messaging services in the future. The market for managed e-mail, groupware services and other messaging services such as virus protection, spam control and content filtering services and professional messaging services is only beginning to develop. Our success will depend on the continued expansion of the market for outsourced message delivery services such as EDI and fax services and the development of viable markets for the outsourcing of managed e-mail and groupware services, services to protect corporate e-mail systems from viruses, spam and offensive content and related professional messaging services. Each of these developments is somewhat speculative.

    There are significant obstacles to the development of a sizable market for messaging services outsourcing. Outsourcing is one of the principal methods by which we will attempt to reach the size we believe is necessary to be successful. Security and the reliability of the Internet, however, are likely to be of concern to enterprises and service providers deciding whether to outsource their messaging services or to continue to provide it themselves. These concerns are likely to be particularly strong at larger businesses and service providers, which are better able to afford the costs of maintaining their own systems. While we intend to focus exclusively on our outsourced messaging services, we cannot be sure that we will be able to maintain or expand our business customer base or that we will be able to sell managed messaging services such as e-mail and groupware hosting services, virus protection, spam control or content filtering services or professional services to this customer base. In addition, the sales cycle for managed messaging services such as hosting services is lengthy and could delay our ability to generate revenues in the managed messaging services market. As part of our business strategy, we plan to offer additional outsourced messaging and other services to existing customers. We cannot assure you that these customers will purchase these services or will purchase them at prices that we wish to charge. Furthermore, we may not be able to generate significant additional revenues by providing our outsourced e-mail and groupware services to businesses. Standards for pricing in the business e-mail and groupware services market are not yet well defined and some businesses and service providers may not be willing to pay the fees we wish to charge. We cannot assure you that the fees we intend to charge will be sufficient to offset the related costs of providing these services.

We may fail to meet market expectations because of fluctuations in our quarterly operating results, which would cause our stock price to decline.

    Although we intend to steadily increase our spending and investment to support our planned growth, our revenues (and some of our costs) will be much less predictable. This is likely to result in significant fluctuations in our quarterly results, and to limit the value of quarter-to-quarter comparisons. Because of our limited operating history, the emerging nature of our industry and our planned sale of our non-core assets, we anticipate that securities analysts will have difficulty in accurately forecasting our results. It is likely that our operating results in some quarters will be below market expectations. In this event, the price of our Class A common stock is likely to decline.

The following are among the factors that could cause significant fluctuations in our operating results:

    o incurrence of other cash and non-cash accounting charges, including charges resulting from acquisitions or dispositions of assets, including from the disposition of non-core assets such as our Asia.com and India.com subsidiaries, and write-downs of impaired assets;

    o    non-cash charges associated with repriced stock options;

    o system outages, delays in obtaining new equipment or problems with planned upgrades;

    o    disruption or impairment of the Internet;

    o    demand for outsourced messaging services;

    o attracting and retaining customers and maintaining customer satisfaction;

    o    introduction of new or enhanced services by us or our competitors;

    o    changes in our pricing policy or that of our competitors;

    o changes in governmental regulation of the Internet and messaging in particular; and

    o    general economic and market conditions.

    Other such factors in our non-core businesses include:

    o incurrence of additional expenditures without receipt of offsetting revenues pending the sale of these businesses.

We may incur significant stock based compensation charges related to repriced options.

    In light of the decline in our stock price and in an effort to retain our employee base, on November 14, 2000, the Company offered to certain of its employees, officers and directors, other than Gerald Gorman, the right to reprice certain outstanding stock options to an exercise price equal to $1.69 per share, the closing price of the Company's Class A common stock on NASDAQ on November 14, 2000. Options to purchase 6,327,986 shares were repriced. The repriced options vest at the same rate that they would have vested under their original terms except that shares issuable upon exercise of these options may not be sold until after November 14, 2001. In March 2000, Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25" ("Interpretation"). Among other issues, this Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25,
(b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. As a result, under the Interpretation, stock options repriced after December 15, 1998 are subject to variable plan accounting treatment. This guidance requires the Company to remeasure compensation cost for outstanding repriced options each reporting period based on changes in the market value of the underlying common stock. Depending upon movements in the market value of the Company's common stock, this accounting treatment may result in significant non-cash compensation charges in future periods.

Several of our competitors have substantially greater resources, longer operating histories, larger customer bases and broader product offerings.

    Our business is, and we believe will continue to be, intensely competitive. See "Part I Item 1 - Business - Competition" in our Form 10-K for the year ended December 31, 2000 filed on April 2, 2001.

    Many of our competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to us. As a result, they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of our current and prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition to direct competitors, many of our larger potential customers may seek to internally fulfill their messaging needs through the deployment of their own on premises messaging systems.

    Some of our competitors provide a variety of business services and products such as Internet access and other telecommunications services, browser software, homepage design, Web site hosting and software and hardware solutions in addition to messaging services. The ability of these competitors to offer a broader suite of complementary services may give them a considerable advantage over us.

    The level of competition is likely to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. In the future, as we expand our service offerings, we expect to encounter increased competition in the development and delivery of these services. We may not be able to compete successfully against our current or future competitors.

Our rapid expansion is straining our existing resources, and if we are not able to manage our growth effectively, our business and operating results will suffer.

    We have aggressively expanded our operations in anticipation of continued growth in our business and as a result of our acquisitions. We have also developed the technology and infrastructure to offer a range of services in the market for outsourced messaging services. At the same time, we announced our intention to sell all of our non-core assets, including our advertising network business, our World.com subsidiaries Asia.com and India.com and our portfolio of domain names. This expansion and the decision to sell all of our non-core assets has placed, and we expect it to continue to place, a significant strain on our managerial, operational and financial resources. If we cannot manage our growth or the sale of non-core assets effectively, our business, operating results and financial condition will suffer.

It is difficult to retain key personnel and attract additional qualified employees in our business and the loss of key personnel and the burden of attracting additional qualified employees may impede the operation and growth of our business and cause our revenues to decline.

    Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel, but they have no contractual obligation to remain with us. In particular, our success depends on the continued service of Gerald Gorman, our Chairman, Thomas Murawski, our Chief Executive Officer, Brad Schrader, our President, George Abi Zeid, our President-International Operations, and Debra McClister, our Executive Vice President and Chief Financial Officer. The loss of the services of Messrs. Gorman, Murawski, Schrader or Abi Zeid or of Ms. McClister, or several other key employees, would impede the operation and growth of our business.

    To manage our existing business and handle any future growth, we will have to attract, retain and motivate additional highly skilled employees. In particular, we will need to hire and retain qualified salespeople if we are to meet our sales goals. We will also need to hire and retain additional experienced and skilled technical personnel in order to meet the increasing technical demands of our expanding business. Competition for employees in messaging-related businesses is intense. We have in the past experienced, and expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. If we are unable to do so, our management may not be able to effectively manage our business, exploit opportunities and respond to competitive challenges.

Our business is heavily dependent on technology, including technology that has not yet been proven reliable at high traffic levels and technology that we do not control.

    The performance of our computer systems is critical to the quality of service we are able to provide to our customers. If our services are unavailable or fail to perform to their satisfaction, they may cease using our service. In addition, our agreements with several of our customers establish minimum performance standards. If we fail to meet these standards, our customers could terminate their relationships with us and assert claims for monetary damages.

We may need to upgrade our computer systems to accommodate increases in messaging traffic and to accommodate increases in the usage of our services, but we may not be able to do so while maintaining our current level of service, or at all.

    We must continue to expand and adapt our computer systems as the number of customers and the amount of information they wish to transmit increases and as their requirements change, and as we further develop our messaging services. Because we have only been providing some of our services such as managed e-mail and groupware services for a limited time, and because our computer systems for these services have not been tested at greater capacities, we cannot guarantee the ability of our computer systems to connect and manage a substantially larger number of customers or meet the needs of business customers at high transmission speeds. If we cannot provide the necessary service while maintaining expected performance, our business would suffer and our ability to generate revenues through our services would be impaired.

    The expansion and adaptation of our computer systems will require substantial financial, operational and managerial resources. We may not be able to accurately project the timing of increases in messaging traffic or other customer requirements. In addition, the very process of upgrading our computer systems is likely to cause service disruptions. This is because we will have to take various elements of the network out of service in order to install some upgrades.

Our computer systems may fail and interrupt our service.

    Our customers have in the past experienced interruptions in our services. We believe that these interruptions will continue to occur from time to time. These interruptions are due to hardware failures, unsolicited bulk emails that overload our system, failures in telecommunications and other services provided to us by third parties and other computer system failures. In particular, we have experienced outages and delays in email delivery and access to our email service related to disk failures, the implementation of changes to our computer system, insufficient storage capacity and other problems. These failures have resulted and may continue to result in significant disruptions to our service. Although we plan to install backup computers and implement procedures to reduce the impact of future malfunctions in these systems, the presence of these and other single points of failure in our network increases the risk of service interruptions. Some aspects of our computer systems are not redundant. These include our database system and our email storage system, which stores emails and other data. In addition, substantially all of our computer and communications systems relating to our services other than the systems located and operated by AT&T Corp. under our Transition Services Agreement with them are currently located in Manhattan, Jersey City, New Jersey, Edison, New Jersey, Washington, DC and Dayton, Ohio. We currently do not have alternate sites from which we could conduct these operations in the event of a disaster. Our computer and communications hardware is vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure and similar events. Our services would be suspended for a significant period of time if any of our primary data centers was severely damaged or destroyed. We might also lose stored emails and other customer files, causing significant customer dissatisfaction and possibly giving rise to claims for monetary damages.

Our services will become less desirable or obsolete if we are unable to keep up with the rapid changes characteristic of our business.

    Our success will depend on our ability to enhance our existing services and to introduce new services in order to adapt to rapidly changing technologies, industry standards and customer demands. To compete successfully, we will have to accurately anticipate changes in business and consumer demand and add new features to our services very rapidly. We also have to regularly upgrade our software to ensure that it remains compatible with the wide and changing variety of Web browsers and other software used by our customers. We may not be able to integrate the necessary technology into our computer systems on a timely basis or without degrading the performance of our existing services. We cannot be sure that, once integrated, new technology will function as expected. Delays in introducing effective new services could cause existing and potential customers to forego use of our services and to use instead those of our competitors.

Our business will suffer if we are unable to provide adequate security for our service, or if our service is impaired by security measures imposed by third parties.

    Security is a critical issue for any outsourced messaging service, and presents a number of challenges for us.

    If we are unable to maintain the security of our service, our reputation and our ability to attract and retain customers may suffer, and we may be exposed to liability. Third parties may attempt to breach our security or that of our customers whose networks we may maintain or for whom we provide services. If they are successful, they could obtain information that is sensitive or confidential to a customer or otherwise disrupt a customer's operations or obtain confidential information, including our customer's profiles, passwords, financial account information, credit card numbers, stored email or other personal or business information. Our customers or their employees may assert claims for money damages for any breach in our security and any breach could harm our reputation.

    Our computers are vulnerable to computer viruses, physical or electronic break-ins and similar incursions, which could lead to interruptions, delays or loss of data. We expect to expend significant capital and other resources to license or create encryption and other technologies to protect against security breaches or to alleviate problems caused by any breach. Nevertheless, these measures may prove ineffective. Our failure to prevent security breaches may expose us to liability and may adversely affect our ability to attract and retain customers and develop our business market.

    Security measures taken by others may interfere with the efficient operation of our service, which may harm our reputation, adversely impact our ability to attract and retain customers. "Firewalls" and similar network security software employed by many ISPs, employers and schools can interfere with the operation of our services.

We are dependent on licensed technology.

    We license a significant amount of technology from third parties, including technology related to our managed e-mail and groupware services, virus protection, spam control and content filtering services, Internet fax services, billing processes and database. We anticipate that we will need to license additional technology to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. Third-party licenses expose us to increased risks, including risks relating to the integration of new technology, the diversion of resources from the development of our own proprietary technology, a greater need to generate revenues sufficient to offset associated license costs, and the possible termination of or failure to renew an important license by the third-party licensor.

If the Internet and other third-party networks on which we depend to deliver our services become ineffective as a means of transmitting data, the benefits of our service may be severely undermined.

    Our business depends on the effectiveness of the Internet as a means of transmitting data. The recent growth in the use of the Internet has caused frequent interruptions and delays in accessing and transmitting data over the Internet. Any deterioration in the performance of the Internet as a whole could undermine the benefits of our services. Therefore, our success depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion. We also depend on telecommunications network suppliers such as AT&T Corp., Worldcom, MFS, BBN Planet and UUNET for a variety of telecommunications and Internet services. Pending the transition of the network and operations for the EasyLink Services business acquired from AT&T, we are dependent on the services being provided to us under our Transition Services Agreement with AT&T. See "Risk Factors - We May Be Unable to Successfully Integrate the EasyLink Services Business Acquired From AT&T" above and "Item 1. Business - Technology" in our Form 10-K for the year ended December 31, 2000 filed on April 2, 2001.

Gerald Gorman and George Abi Zeid collectively hold a majority of the total outstanding voting power of EasyLink and will be able to prevent a change of control.

    Gerald Gorman, our Chairman, held as of November 30, 2001 Class A and Class B common stock representing approximately 41.5% of the voting power of our outstanding common stock. Each share of Class B common stock entitles the holder to 10 votes on any matter submitted to the stockholders. George Abi Zeid, our President-International Operations and Director, beneficially owned as of November 30, 2001 Class A common stock representing approximately 8. 9% of the voting power of our outstanding common stock and, after giving effect to the issuance of shares issuable upon conversion or exercise of convertible securities and warrants held by Mr. Abi Zeid, approximately 10.2% of such voting power. Based on their voting power as of November 30, 2001, Mr. Gorman and Mr. Abi Zeid will be able to determine the outcome of all matters requiring stockholder approval, including the election of directors, amendment of our charter and approval of significant corporate transactions. Mr. Gorman and Mr. Abi Zeid will be in a position to prevent a change in control of EasyLink even if the other stockholders were in favor of the transaction.

    We have agreed to permit Federal Partners, L.P., a holder of our senior convertible notes and Class A common stock, to designate one member of our board of directors. In addition, in connection with the acquisition of Swift Telecommunications, Inc., we agreed to appoint George Abi Zeid, the former sole shareholder of Swift, as a director and as our President of International Operations.

    Our charter contains provisions that could deter or make more expensive a takeover of EasyLink. These provisions include the ability to issue "blank check" preferred stock without stockholder approval.

Our goal of building brand identity is likely to be difficult and expensive.

    We announced on April 2, 2001 that we have changed our corporate name to EasyLink Services Corporation to more accurately reflect the strengths, relationships and solutions that we offer. We believe that a quality brand identity will be essential if we are to develop our business services market. We do not have experience with some of the types of marketing that we are currently using. If our marketing efforts cost more than anticipated or if we cannot increase our brand awareness, our losses will increase and our ability to succeed will be seriously impeded.

Our expansion into international markets is subject to significant risks and our losses may increase and our operating results may suffer if our revenues from international operations do not exceed the costs of those operations.

    We intend to continue to expand into international markets and to expend significant financial and managerial resources to do so. We have limited experience in international operations and may not be able to compete effectively in international markets. If our revenues from international operations do not exceed the expense of establishing and maintaining these operations, our losses will increase and our operating results will suffer. We face significant risks inherent in conducting business internationally, such as:

    o    uncertain demand in foreign markets for messaging services;

    o difficulties and costs of staffing and managing international operations;

    o    differing technology standards;

    o difficulties in collecting accounts receivable and longer collection periods;

    o economic instability and fluctuations in currency exchange rates and imposition of currency exchange controls;

    o    potentially adverse tax consequences;

    o regulatory limitations on the activities in which we can engage and foreign ownership limitations on our ability to hold an interest in entities through which we wish to conduct business;

    o political instability, unexpected changes in regulatory requirements, and reduced protection for intellectual property rights in some countries;

    o    export restrictions, and

    o difficulties in enforcing contracts and potentially adverse consequences.

Regulation of messaging services and Internet use is evolving and may adversely impact our business.

    There are currently few laws or regulations that specifically regulate activity on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. For example, the Telecommunications Act of 1996 restricts the types of information and content transmitted over the Internet. Several telecommunications companies have petitioned the FCC to regulate ISPs and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. This could increase the cost of transmitting data over the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

    Moreover, the extent to which existing laws relating to issues such as property ownership, pornography, libel and personal privacy are applicable to the Internet is uncertain. We could face liability for defamation, copyright, patent or trademark infringement and other claims based on the content of the email or fax transmitted over our system. We may also face liability for unsolicited commercial and other email and fax messages sent by users of our services. We do not and cannot screen all the content generated and received by users of our services. Some foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. We may be subject to legal proceedings and damage claims if we are found to have violated laws relating to email content.

    A majority of our services are currently classified by the FCC as "information services," and therefore are exempt from public utility regulation. To the extent that we are permitted to offer all of our services as a single "bundle of interrelated products," then the whole bundle is currently exempt from regulation as a "hybrid service." If considered independent of the bundle, however, our fax-to-fax services, when conducted over circuit-switched network lines, and our telex services, qualify as "telecommunications services," and would thus be subject to federal regulation. Moreover, while the FCC has until now exercised forbearance in regulating IP communications, it has indicated that it might regulate certain IP communications as "telecommunications services" in the future. There can be no assurance that the FCC will not change its regulatory classification system and thereby subject us to unexpected and burdensome additional regulation. In addition, a variety of states regulate certain of our services when provided on an intrastate basis.

    We obtained authorizations from the FCC to provide such telecommunications services in conjunction with our acquisition of these telecommunications services from NetMoves, and are classified as a "non-dominant interexchange carrier." While the FCC has generally chosen not to exercise its statutory power to closely regulate the charges or practices of non-dominant carriers, it will act upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies - to the extent that such services are, in the FCC's view, subject to regulation.

    Continued changes in telecommunications regulations may significantly reduce the cost of domestic and international calls. To the extent that the cost of domestic and international calls decreases, we will face increased competition for our fax services which may have a material adverse effect on our business, financial condition or results in operations.

    In connection with the deployment of Internet-capable nodes in countries throughout the world, we are required to satisfy a variety of foreign regulatory requirements. We intend to explore and seek to comply with these requirements on a country-by-country basis as the deployment of Internet-capable fax nodes continues. There can be no assurance that we will be able to satisfy the regulatory requirements in each of the countries currently targeted for node deployment, and the failure to satisfy such requirements may prevent us from installing Internet-capable fax nodes in such countries. The failure to deploy a number of such nodes could have a material adverse effect on our business, operating results and financial condition.

    Our fax nodes and our faxLauncher service utilize encryption technology in connection with the routing of customer documents through the Internet. The export of such encryption technology is regulated by the United States government. We have authority for the export of such encryption technology other than to Cuba, Iran, Iraq, Libya, North Korea, and Rwanda. Nevertheless, there can be no assurance that such authority will not be revoked or modified at any time for any particular jurisdiction or in general. In addition, there can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not limit our ability to distribute our services outside of the United States or electronically. While we take precautions against unlawful exportation of our software, the global nature of the Internet makes it virtually impossible to effectively control the distribution of our services. Moreover, future Federal or state legislation or regulation may further limit levels of encryption or authentication technology. Any such export restrictions, the unlawful exportation of our services, or new legislation or regulation could have a material adverse effect on our business, financial condition and results of operations.

    The legal structure and scope of operations of our subsidiaries in some foreign countries may be subject to restrictions which could result in severe limits to our ability to conduct business in these countries and this could have a material adverse effect on our financial position, results of operations and cash flows. To the extent that we develop or offer messaging services in foreign countries, we will be subject to the laws and regulations of these countries. The laws and regulations relating to the Internet in many countries are evolving and in many cases are unclear as to their application. For example, in India, the PRC and other countries we may be subject to licensing requirements with respect to the activities in which we propose to engage and we may also be subject to foreign ownership limitations or other approval requirements that preclude our ownership interests or limit our ownership interests to up to 49% of the entities through which we propose to conduct any regulated activities. If these limitations apply to our activities, including our activities conducted through our subsidiaries, our opportunities to generate revenue will be reduced, our ability to compete successfully in these markets will be adversely affected, our ability to raise capital in the private and public markets may be adversely affected and the value of our investments and acquisitions in these markets may decline. Moreover, to the extent we are limited in our ability to engage in certain activities or are required to contract for these services from a licensed or authorized third party, our costs of providing our services will increase and our ability to generate profits may be adversely affected.

Our intellectual property rights are critical to our success, but may be difficult to protect.

    We regard our copyrights, service marks, trademarks, trade secrets, domain names and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, strategic partners and others to protect our proprietary rights. Despite our precautions, unauthorized third parties may improperly obtain and use information that we regard as proprietary. Third parties may submit false registration data attempting to transfer key domain names to their control. Our failure to pay annual registration fees for key domain names may result in the loss of these domains to third parties. Third parties have challenged our rights to use some of our domain names, and we expect that they will continue to do so, which may affect the value that we can derive from the planned disposition of the domain names included among our non-core assets.

    The status of United States patent protection for software products is not well defined and will evolve as additional patents are granted. If we apply for a patent in the future, we do not know if our application will be issued with the scope of the claims we seek, if at all. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

    Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties have asserted and may in the future assert infringement claims against us. We cannot be certain that our services do not infringe issued patents. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our services.

    We have been and may continue to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims related to the use of our domain names and claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Third parties have challenged our rights to register and use some of our domain names based on trademark principles and on the recently enacted Anticybersquatting Consumer Protection Act. If domain names become more valuable to businesses and other persons, we expect that third parties will continue to challenge some of our domain names and that the number of these challenges may increase. In addition, the existing or future laws of some countries, in particular countries in Europe, may limit or prohibit the use in those countries or elsewhere of some of our geographic names that contain the names of a city in those countries or the name of those countries. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business. These claims and the potential for such claims may reduce the value that we can expect to receive from the disposition of our domain names.

A substantial amount of our common stock may come onto the market in the future, which could depress our stock price.

    Sales of a substantial number of shares of our common stock in the public market could cause the market price of our Class A common stock to decline. As of November 30, 2001, we had an aggregate of 155,056,594 shares of Class A and Class B common stock outstanding. In addition, we were obligated to issue an additional 1,000,000 shares of our Class A common stock subject to certain conditions if the closing price of our Class A common stock has not traded at or above $10 per share for five consecutive days on or before December 31, 2001. As of November 30, 2001 we had options to purchase approximately 18.4 million shares of Class A common stock outstanding. As of November 30, 2001, we had warrants to purchase 18,439,449 shares of Class A common stock outstanding. As of November 30, 2001, we had approximately 43,979,142 shares of Class A common stock issuable upon conversion of outstanding senior convertible notes and an indeterminate number of additional shares of Class A common stock issuable over five years in payment of interest on such senior notes. In addition, we had 1,271,504 shares of Class A common stock issuable upon conversion of our remaining outstanding 7% Convertible Subordinated Notes due 2005 at an exercise price of $18.95 per share.

    As of November 30, 2001, approximately 75,905,643 shares of Class A common stock and Class B common stock were freely tradable, in some cases subject to the volume and manner of sale limitations contained in Rule 144. As of such date, approximately 79,150,951 shares of Class A common stock will become available for sale at various later dates upon the expiration of one-year holding periods or upon the expiration of any other applicable restrictions on resale. We are likely to issue large amounts of additional Class A common stock, which may also be sold and which could adversely affect the price of our stock.

    As of November 30, 2001, the holders of approximately 92,525,984 shares of outstanding Class A common stock, the holders of 17,962,578 shares of Class A common stock issuable upon exercise of our outstanding warrants and the holders of approximately 78,343,152 shares of Class A common stock issuable upon conversion of our outstanding senior or subordinated convertible notes and issuable in payment of interest over the first 18 months after the date of issuance on our senior convertible notes, had the right, subject to various conditions, to require us to file registration statements covering their shares, or to include their shares in registration statements that we may file for ourselves or for other stockholders. By exercising their registration rights and selling a large number of shares, these holders could cause the price of the Class A common stock to fall. An undetermined number of these shares have been sold publicly pursuant to Rule 144.

Our Class A common stock may be subject to delisting from the Nasdaq National Market.

    Our Class A common stock faces potential delisting from the Nasdaq National Market which could hurt the liquidity of our Class A common stock. We may be unable to comply with the standards for continued listing on the Nasdaq National Market. These standards require, among other things, that our Class A common stock have a minimum bid price of $1 and state that a deficiency shall exist if such minimum bid price remains below $1 for a period of thirty consecutive business days. The minimum bid price of our stock has been below $1 during various periods during the fourth quarter of 2000 and the first quarter of 2001 and has been below $1 during the period from March 14, 2001 through December 31, 2001.

    On July 27, 2001, the Company received a Nasdaq Staff Determination indicating that it had failed to regain compliance with the $1.00 minimum bid price requirement for continued listing. Nasdaq has since notified the Company that EasyLink now complies with all requirements for continued listing on The Nasdaq National Market due to the Nasdaq moratorium on the minimum bid price requirement. Under the moratorium, the minimum bid price requirement will be suspended until January 2, 2002, at which time the 30- and 90-day periods provided by Nasdaq marketplace Rule 4310(c)(8)(B) will start anew. Specifically, an issuer will be considered non-compliant with the minimum bid price requirement only if it fails to satisfy the applicable requirement for 30 consecutive trading days following January 1, 2002. It would then be afforded a 90 calendar day grace period in which to regain compliance.

    If our common stock were to be delisted from trading on the Nasdaq National Market and were neither re-listed thereon nor listed for trading on the Nasdaq Small Cap Market or other recognized securities exchange, trading, if any, in the Class A common stock may continue to be conducted on the OTC Bulletin Board or in the non-Nasdaq over-the-counter market. Delisting would result in limited release of the market price of the Class A common stock and limited news coverage of EasyLink and could restrict investors' interest in our Class A common stock and materially adversely affect the trading market and prices for our Class A common stock and our ability to issue additional securities or to secure additional financing.

Our stock price has been volatile and we expect that it will continue to be volatile.

    Our stock price has been volatile since our initial public offering and we expect that it will continue to be volatile. As discussed above, our financial results are difficult to predict and could fluctuate significantly. In addition, the market prices of securities of Internet-related companies have been highly volatile. A stock's price is often influenced by rapidly changing perceptions about the future of the Internet or the results of other Internet or technology companies, rather than specific developments relating to the issuer of that particular stock. As a result of volatility in our stock price, a securities class action may be brought against us. Class-action litigation could result in substantial costs and divert our management's attention and resources.

We have continuing obligations in connection with the sale of our advertising network business.

    On March 30, 2001, we completed the sale of our advertising network business to Net2Phone, Inc. Included in the sale were our rights to provide e-mail-based advertising and permission marketing solutions to advertisers, as well as our rights to provide e-mail services directly to consumers at the www.mail.com Web site and in partnership with other Web sites. In connection with the sale, we entered into a hosting agreement under which we will host or arrange to host the consumer e-mailboxes for Net2Phone for a minimum of one year. During the second quarter of 2001, we completed the migration of the hosting of these consumer mailboxes to a third party provider whom we pay for this service. On November 14, 2001, we entered into an agreement with Net2Phone which terminated the hosting agreement as of September 30, 2001.

    Notwithstanding the migration of the consumer mailboxes to the third party provider or the assignment of Web site contracts with third parties to Net2Phone, we may nonetheless remain liable for our obligations under such third party Web site contracts. Accordingly, we may have liability if there is a breach on the part of the third party to which we have migrated the hosting or on the part of Net2Phone under the third party Web site agreements that are assigned to them.

                                 USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale of our Class A common stock under this prospectus. We will not receive any proceeds from these sales.

                          DESCRIPTION OF CAPITAL STOCK

     The following descriptions of our capital stock and the relevant provisions of our amended and restated certificate of incorporation, as amended, and bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation, as amended, and our bylaws.

     We are authorized to issue up to 500,000,000 shares of Class A common stock, par value $.01 per share, 10,000,000 shares of Class B common stock, par value $.01 per share, and 60,000,000 shares of preferred stock, par value $.01 per share.

Common stock

     As of November 30, 2001, we had approximately 145,056,594 shares of Class A common stock outstanding held of record by approximately 617 stockholders and 10,000,000 shares of Class B common stock outstanding held entirely by Gerald Gorman, our Chairman. At a special meeting of stockholders held on August 29, 2001, our stockholders approved nine separate amendments to our Amended and Restated Certificate of Incorporation, as amended, to enable us to effect one or more reverse stock splits, ranging from a one-for-two reverse stock split to a one-for-ten reverse stock split of all of our issued and outstanding shares of Class A and Class B common stock. Our Board of Directors may elect to implement or abandon one or more of the reverse stock splits.

     All of the issued and outstanding shares of our Class A common stock are fully paid and nonassessable. Except as described below, the issued and outstanding shares of our Class A common stock and Class B common stock generally have identical rights. In addition, under our amended and restated certificate of incorporation, as amended, holders of Class A common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

     Voting rights

     The holders of our Class A common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. The holder of our Class B common stock is entitled to ten votes per share on all matters to be voted on by stockholders generally, including the election of directors. In addition to any class vote that may be required under law or our amended and restated certificate of incorporation, as amended, all classes of capital stock entitled to vote generally on any matter vote together as a single class. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election.

     Please see "Risk Factors - Gerald Gorman and George Abi Zeid collectively hold a majority of the total outstanding voting power of EasyLink and will be able to prevent a change of control."

     Liquidation preferences

     If we are liquidated, dissolved or wound up, the holders of our Class A common stock and Class B common stock will be entitled to receive distributions only after satisfaction of all liabilities and the prior rights of any outstanding class of preferred stock. If we are liquidated, dissolved or wound up, our assets legally available after satisfaction of all of our liabilities shall be distributed to the holders of our Class A common stock and Class B common stock pro rata based on the respective numbers of shares of Class A common stock held by these holders or issuable to them upon conversion of Class B common stock.

     Conversion rights/mandatory conversion

     Holders of our Class A common stock have no conversion rights. Holders of our Class B common stock may convert each share into one share of Class A common stock. In addition, the holder of Class B common stock has contractually agreed with the former holders of Class C preferred stock and Class E preferred stock and some former holders of Class A preferred stock that he will not transfer his shares of Class B common stock in the form of Class B common stock unless such holders have had the opportunity within specified time periods to dispose of their shares of Class A common stock issuable upon conversion of their preferred stock at specified prices. As a result, until this condition has been satisfied or the former holders of a majority in interest of each class of preferred stock otherwise consent in writing, the holder of Class B common stock must convert shares of Class B common stock into shares of Class A common stock prior to transfer.

     Dividends

     The holders of both classes of our common stock are entitled to receive equal non-cumulative dividends when and as declared from time to time by the board of directors, subject to any preferential dividend rights of any outstanding preferred stock.

Preferred stock

     Under our amended and restated certificate of incorporation, as amended, the board of directors is authorized, without further stockholder approval, to issue up to 60,000,000 shares of preferred stock in one or more classes or series. The board also has the authority to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such class or series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences. Preferred stock could thus be issued quickly with terms that could delay or prevent a change of control of EasyLink or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our Class A common stock and may adversely affect the voting and other rights of the holders of our Class A common stock. Currently, we do not have any preferred stock outstanding and have no plans to create or issue any shares of any new class or series of preferred stock.

Anti-takeover effects of certain provisions of Delaware law and our amended and restated certificate of incorporation, as amended, and bylaws

     We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Generally, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeovers or changes in control with respect to EasyLink and, accordingly, may discourage attempts to acquire EasyLink.

     In addition, provisions of the amended and restated certificate, as amended, and bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     Board of Directors vacancies. Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may prevent a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies created by such removal with its own nominees.

     Special meetings of stockholders. Our bylaws provide that special meetings of stockholders of EasyLink may be called at any time by the Chairman of the board, the Vice Chairman of the board, if any, the President, if any, or the board of directors. Written notice of the meeting must be given not less than 10 nor more than 60 days before the date of the meeting.

     Authorized but unissued shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to the limitations imposed by The Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of EasyLink by means of a proxy contest, tender offer, merger or otherwise.

     The General Corporation Law of the State of Delaware provides generally that, in addition to the approval of the board of directors, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation unless a corporation's certificate of incorporation requires a greater percentage.

Transfer agent and registrar

     The transfer agent and registrar for our Class A common stock is American Stock Transfer and Trust Company.

                              SELLING STOCKHOLDERS

    The table below sets forth information with respect to the beneficial ownership of our Class A common stock by the selling stockholders immediately prior to this offering and as adjusted to reflect the sale of shares of our Class A common stock in the offering. All information with respect to the beneficial ownership has been furnished by the respective selling stockholders. Percentages are based on the 155,056,594 shares of Class A common stock and Class B common stock outstanding on November 30, 2001.

Holders of Senior Convertible Notes

                                                         Number of          Number of          Number of        Percentage of
                                                          Shares          Shares Offered      Shares to be       Shares to be
                                                       Beneficially          by this           Held After         Held After
Selling Stockholder                                       Owned(1)       Prospectus(1)(2)       Offering         Offering(3)
-------------------                                       --------       ----------------       --------         -----------
Federal Partners, L.P.(4)                                14,466,319(5)         14,466,319                  0          *
Public Employee Retirement System of Idaho                   3,919,541          3,919,541                  0          *
City of Milford Pension & Retirement Fund                    1,125,957          1,125,957                  0          *
Morgan Trust Co. of the Bahamas Ltd. as Trustee                741,434            741,434                  0          *
U/A/D 11/30/93
Wells Family LLC                                               743,132            743,132                  0          *
Albert L. Zesiger                                              660,456            660,456                  0          *
Roanoke College                                                561,875            561,875                  0          *
Domenic J. Mizio                                               561,875            561,875                  0          *
NFIB Corporate Account                                         455,403            455,403                  0          *
City of Stamford Firemen's Pension Fund                        462,194            462,194                  0          *
Barrie Ramsay Zesiger                                          462,194            462,194                  0          *
Wolfson Investment Partners LP                                 382,316            382,316                  0          *
Dean Witter Foundation                                         382,316            382,316                  0          *
National Federation of Independent Business                    233,514            233,514                  0          *
Employee Pension Trust
The Jenifer Altman Foundation                                  332,475            332,475                  0          *
Theeuwes Family Trust, Felix Theeuwes Trustee                  280,938            280,938                  0          *
Susan Uris Halpern                                             280,938            280,938                  0          *
Andrew Heiskell                                                282,635            282,635                  0          *
Meehan Foundation                                              164,256            164,256                  0          *
The Meehan Investment Partnership I, L.P.                      179,559            179,559                  0          *
Murray Capital, LLC                                            179,559            179,559                  0          *
Mary C. Anderson                                               115,059            115,059                  0          *
Butler Family LLC                                              185,557            185,557                  0          *
William B. Lazar                                               151,219            151,219                  0          *
Psychology Associates                                          129,719            129,719                  0          *
Peter Looram                                                   138,319            138,319                  0          *
Nicola Zesiger Mullen                                          138,319            138,319                  0          *
Lazar Foundation                                               142,619            142,619                  0          *
Jeanne L. Morency                                              151,219            151,219                  0          *
Helen Hunt                                                     151,219            151,219                  0          *
HBL Charitable Unitrust                                        129,719            129,719                  0          *
David Zesiger                                                  138,319            138,319                  0          *
Asphalt Green, Inc.                                            129,719            129,719                  0          *
Alexa Zesiger Carver                                           138,319            138,319                  0          *
A. Carey Zesiger                                               138,319            138,319                  0          *
Leonard Kingsley                                                99,681             99,681                  0          *
Donald and Dan-Thanh Devivo                                     29,189             29,189                  0          *
John J. & Catherine H. Kayola                                   28,094             28,094                  0          *
Mary I. Estabil                                                 17,787             17,787                  0          *

James F. Cleary                                                 19,937             19,937                  0          *
Frederick Landman                                         1,834,861(6)          1,834,861                  0          *
The Waterproof Partnership, L.P.                               307,535            307,535                  0          *
Sapient Corporation                                             57,625             57,625                  0          *
Tumbleweed Communications Corp.                                537,500            537,500                  0          *
Francois deMenil                                               215,000            215,000                  0          *
Peoples Benefit Life Insurance Co. (Teamsters                  238,778            238,778                  0          *
Separate Account)
Peoples Benefit Life Insurance Company                         265,310            265,310                  0          *
Retail Clerks Pension Trust #2                                 795,928            795,928                  0          *
St. Albans Partners Ltd.                                       795,928            795,928                  0          *
Yield Strategies Fund I, L.P.                                  530,619            530,619                  0          *
Bank Of America Pension Plan                                   848,989            848,989                  0          *
Circlet (IMA) Limited                                          791,948            791,948                  0          *
General Motors Welfare Benefit Trust (ST-VEBA)                 167,145            167,145                  0          *
Newberg Family Trust                                           132,655            132,655                  0          *
Woodmont Investments Limited                                   132,655            132,655                  0          *
JMG Capital Partners, L.P.                                   2,124,597          2,124,597                  0          *
JMG Triton Offshore Fund Limited                             3,517,206          3,517,206                  0          *
Deutsche Banc Alex. Brown Inc.                                 202,625            202,625                  0          *
Deutsche Bank AG, London Branch                                658,534            658,534                  0          *
The Common Fund F/A/O Absolute Return Fund                      78,011             78,011                  0          *
Helix Convertible Opportunities Fund, Ltd.                     275,572            275,572                  0          *
Helix Convertible Opportunities, L.P.                          355,609            355,609                  0          *
BNP Cooper Neff Convertible Strategies Fund, L.P.               62,003             62,003                  0          *
BNP Paribas Equity Strategies, S.N.C.                          930,863            930,863                  0          *
J. N. Industries Inc.                                        83,827(7)             86,604              2,777          *
Merced Partners Limited Partnership                            506,564            506,564                  0          *
Fir Tree Institutional Value Fund, L.P.                      1,654,613          1,654,613                  0          *
Fir Tree Recovery Master Fund, L.P.                            304,170            304,170                  0          *
Fir Tree Value Fund, L.P.                                    4,183,299          4,183,299                  0          *
Fir Tree Value Partners, LDC.                                  359,568            359,568                  0          *

Other Holders

                                                         Number of          Number of          Number of        Percentage of
                                                          Shares         Shares Offered      Shares to be       Shares to be
                                                       Beneficially          by this          Held After         Held After
Selling Stockholder                                        Owned          Prospectus(2)        Offering           Offering
-------------------                                        -----          -------------        --------           --------
Bantu, Inc.(8)                                             445,744             445,744                 0              *
3Cube, Inc.(9)                                             144,632              64,549            80,083              *
STD, Inc.(10)                                              185,686             185,686                 0              *
Edd Helms Group, Inc.(11)                                   13,750              13,750                 0              *
Madison Avenue Technology Group, Inc.(12)                  102,215             102,215                 0              *
SG Cowen Securities Corporation(13)                        317,460             317,460                 0              *
Aligned Investments Limited(14)                            781,639             211,041           570,598              *
K. Digvijay Sing(15)                                        75,900(16)          75,900                 0              *
Arvindra Kanwal(17)                                         30,000(16)          30,000                 0              *
Sandeep Dalal(18)                                           38,125(16)          38,125                 0              *
James Ting(19)                                           1,372,465(16)       1,134,583           237,882              *
Robert Tsang(19)                                           618,200(16)         486,250           131,950              *
Prasad Investment(20)                                      261,333(21)         261,333                 0              *
Allan Kwan(22)                                             582,633              47,856           534,777              *
Po Ling Shiu(23)                                            14,040               8,827             5,213              *
Wai Ming Chu(23)                                            10,038              10,038                 0              *

Tyson Li(23)                                                    30,970              30,970                 0          *
Sing Keung Lam(23)                                              56,421              42,743            13,678          *
Yin Nei Kwok(23)                                                 3,049               3,049                 0          *
Ming Fat Lam(23)                                                 4,404               4,404                 0          *
Alexandra Rehak(23)                                             16,489              16,489                 0          *
Dee Han "Lanna" Ng(23)                                           7,498               7,498                 0          *
Chi Feng Sze(23)                                                10,585              10,585                 0          *
Albert Lam(23)                                                  63,689              63,689                 0          *
David Yen(24)                                                  430,074              19,868           410,206          *
Brent Lee(23)                                                   15,388              15,388                 0          *
Li Wang(23)                                                      9,930               9,930                 0          *
Frank Meng(23)                                                  38,389              38,389                 0          *
Hua "Cao(23)                                                    16,241              16,241                 0          *
Michael Hiu(23)                                                  1,048               1,048                 0          *
Donald Ee(23)                                                   24,511              24,511                 0          *
Kee Hong Lu(23)                                                    969                 969                 0          *
Lawrence Chai(23)                                               45,811              32,133            13,678          *
Shu-Hui Liu(23)                                                  4,954               4,954                 0          *
Tiffany Chang(23)                                                7,527               7,527                 0          *
Chun-Yuan Yeh(23)                                               11,259               2,925             8,334          *
Po-Yu Liu(23)                                                    6,799               1,935             4,864          *
Tsung Hsi Lee(23)                                                3,502               1,759             1,743          *
Yi-Nan Tsai(23)                                                  3,906               3,383               523          *
Yu-Chun Hsiao(23)                                                1,772               1,772                 0          *
Chia-Yung Chou(23)                                               2,475               1,952               523          *
Yueh Fong Hsieh(23)                                              2,335               1,482               853          *
Kuo-Hsiang Chang(23)                                             1,980               1,980                 0          *
Pao Lung Chang(23)                                                  26                  26                 0          *
Pei-Chen Teresa Lin(23)                                          1,614               1,614                 0          *
Yi-Hsuan Lin(23)                                                 1,745               1,745                 0          *
Ya-Ling Yeh(23)                                                  3,251               3,251                 0          *
Yu-Chien Jeng(23)                                                1,152               1,152                 0          *
Ching-Yi Chen(23)                                                1,887               1,887                 0          *
Yi-Yi Tsung(23)                                                  1,489               1,489                 0          *
Hsin-Ying Chen(23)                                               1,113               1,113                 0          *
I-Hung Lin(23)                                                   2,432               2,432                 0          *
Ren-Rung Iau(23)                                                   123                 123                 0          *
Chih-Hao Chen(23)                                                  369                 369                 0          *
Pei Chun Lin(23)                                                 1,277               1,277                 0          *
Wu-Chuan Chen(23)                                                4,303               4,303                 0          *
Hsiu Ru Ko(23)                                                   1,639               1,639                 0          *
Chen-Ching Wang(23)                                              3,850               3,850                 0          *
Yuan Shun Sun(23)                                                3,110               3,110                 0          *
Li-Fang Lin(23)                                                  1,423               1,423                 0          *
Tsan Hsien Yang(23)                                              1,605               1,605                 0          *
Yu-Shyan Chiu(23)                                                1,113               1,113                 0          *
Vigers Design Limited(25)                                        5,191               5,191                 0          *
Ching Yuen So(25)                                                5,114               5,114                 0          *
Chia-Chin Charles Chu(25)                                        4,894               4,894                 0          *
Seconom Limited(25)                                              1,110               1,110                 0          *
Chi-Hung Lin(25)                                                 3,040               3,040                 0          *
Vignette Asia Pte Ltd.(26)                                      16,888              16,888                 0          *
GameSpy Industries, Inc.(27)                                   604,230             604,230                 0          *
AT&T Corp.                                                  27,839,798(28)      27,839,798                 0          *
George Abi Zeid(29)                                         26,690,935(30)       7,914,759        18,776,176        13.35%
CitiCapital Commercial Leasing Corporation                   1,633,323(31)       1,633,323                 0          *

Fleet Business Credit, LLC                               2,228,224(32)           2,228,224                 0          *
Forsythe/McArthur Associates, Inc.                       4,262,180(33)           4,262,180                 0          *
GATX Financial Corporation                               9,820,000(34)           9,820,000                 0          *
Leasing Technologies International, Inc.                   669,766(35)             669,766                 0          *
MicroTech Leasing Corporation                            1,098,359(36)           1,098,359                 0          *
Pentech Financial Services, Inc.                         1,743,744(37)           1,743,744                 0          *
Phoenix Leasing Incorporated                             1,994,805(38)           1,994,805                 0          *
TBCC Funding Trust II, a Delaware business Trust         1,767,480(39)           1,767,480                 0          *
AsiaStar IT Fund, L.P.(40)                                   3,955,000           3,955,000                 0          *
Primus Capital Fund V Limited Partnership(40)                2,926,500           2,926,500                 0          *
Primus Executive Fund V Limited Partnership(40)                 73,500              73,500                 0          *
The Kaufmann Fund, Inc(40)                                   3,000,000           3,000,000                 0          *
Lawrence Auriana(40)                                         1,000,000           1,000,000                 0          *
Susan Lerner and Peter Lerner, JTROS(40)                       104,000             104,000                 0          *
EMC Investment Corporation(40)                               3,000,000           3,000,000                 0          *
Joseph Zappala(40)                                              50,000              50,000                 0          *
Bartholomew Lawson(40)                                          50,000              50,000                 0          *
John W. Taylor(40)                                              20,000              20,000                 0          *
Kilin To(40)                                                    10,000              10,000                 0          *
Michael Horgan(40)                                               5,000               5,000                 0          *
Elaine Graham, Agent, Keith Grahm,                             187,500             187,500                 0          *
Beneficiary FCC Custodian(41)
Peter Chih-Yuan Horng(41)                                      125,000             125,000                 0          *
Vincenzo Iannucci(41)                                          250,000             250,000                 0          *
Lillian S. Loewenbaum(41)                                      750,000             750,000                 0          *
Bob Miller(41)                                                 250,000             250,000                 0          *
Gary Millin(41)(42)                                          1,348,386             150,000         1,198,386        1.76%
Stephen J. Morris(41)                                          125,000             125,000                 0          *
Eugene Sukonick(41)                                            500,000             500,000                 0          *
St. Denis J. Villere(41)                                       525,000             525,000                 0          *
Christopher D. Villere(41)                                      62,500              62,500                 0          *
Lamar G. Villere(41)                                            62,500              62,500                 0          *
George G. Villere(41)                                          187,500             187,500                 0          *
Frances G. Villere(41)                                         187,500             187,500                 0          *
St. Denis J. Villere III(41)                                   100,000             100,000                 0          *
St. Denis J. Villere & Margaret H. Villere,                    125,000             125,000                 0          *
Usufruct(41)
Michael R. Nicolais(41)                                        250,000             250,000                 0          *
Michael A. Nicolais IRA Rollover(41)                           800,000             625,000           175,000          *
Howard Hammond(41)                                           1,250,000           1,250,000                 0          *
Daniel O'Sullivan(41)                                           80,000              75,000             5,000          *
Envios R.D. Corp.(41)                                        1,750,000           1,750,000                 0          *
Joseph Wofchuck(41)                                            500,000             500,000                 0          *
McFenix Partners, Ltd.(41)                                     125,000             125,000                 0          *
Olivhan Investments, L.P.(41)                                1,500,000           1,500,000                 0          *
John R. Whitman (41)                                           100,425              62,500            37,925          *
Seth L. Pierrepont (41)                                         37,500              37,500                 0          *
Eric Lin (41)                                                   37,500              37,500                 0          *
Richard M. Chong(40)(41)                                        22,500              22,500                 0          *
Telecom International, Inc.(43)                              3,000,000           3,000,000                 0          *
RCG Information Technology, Inc.(44)                           625,000             625,000                 0          *
Abdullah (Alan) Abdullahi(45)                                  313,503             313,503                 0          *
Hassan Abdullahi(45)                                           313,503             313,503                 0          *

Bruce Coleman                                                   75,000              75,000                 0          *
Kenneth Goodwin                                                 75,000              75,000                 0          *
Stephen Finnerty(46)                                           320,000             320,000                 0          *
Elong, Inc. (47)                                               362,319             362,319                 0          *
MyIndia.com, Inc.(48)                                          560,748             560,748                 0          *

--------
* Less than one percent
(1) Except as otherwise disclosed in other footnotes below, the number of shares beneficially owned by the holders of senior convertible notes represents shares issuable upon conversion of our Senior Convertible Notes or mandatorily issuable in payment of a portion of the interest on our Senior Convertible Notes. The conversion price is subject to adjustment and, as a result, the number of shares may increase.
(2) This prospectus also covers any additional shares of Class A common stock that become issuable as a result of a stock split, stock dividend or similar transaction that results in an increase in the number of our outstanding shares of common stock.
(3) In accordance with the rules of the SEC, the percentage of Class A common stock outstanding owned by each selling stockholder is calculated as follows: (a) the numerator is the number of shares of Class A common stock held by that selling stockholder upon conversion of all Senior Convertible Notes owned by that selling stockholder and (b) the denominator includes the number of shares of Class A common stock and Class B common stock outstanding and the number of shares of Class A common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder.
(4) Stephen Duff, a director of EasyLink, is Treasurer and a limited partner of Federal Partners, L.P. Mr. Duff is also the Senior Investment Manager of The Clark Estates, Inc. The Clark Estates, Inc. provides management and administrative services to Federal Partners.
(5) Includes 8,250,000 shares of our Class A common stock. Excludes 1,943,800 shares of Class A common stock not being sold pursuant to this prospectus that are held by accounts for which The Clark Estates, Inc. provides management and administrative services.
(6)  Includes 625,000 shares of our Class A common stock held by Frederick
     Landman.
(7)  Includes 2,777 shares of our Class A common stock held by J.N. Industries.
(8) Concurrently with our investment in Bantu, we purchased source code and entered into a related development agreement
(9) We have received a technology license from 3Cube, Inc. that allows us to offer Web-based and email to fax services across our network of Web sites and ISP partners and our business customers.
(10) Doing business as Software Tool and Die. Barry Shein, President of STD, is an advisor to our board of directors and we have entered into an indemnification agreement with him to indemnify him from liabilities arising out of his capacity as an advisor.
(11) In 2000, we purchased phone number from Edd Helms Group, Inc.
(12) In July 2000, we entered into a preferred list hosting agreement with Madison Avenue Technology Group that appointed us as a preferred reseller of CheetahMail's list host management services.
(13) SG Cowen Securities Corporation acted as an underwriter in connection with our initial public offering in June 1999, as an initial purchaser in connection with the issuance of our 7% convertible subordinated debentures in January 2000 and as our financial advisor in connection with the sale of our advertising network business completed in March 2001.
(14) Aligned Investments was a principal stockholder of Huelink Corporation Limited, which was acquired by our majority-owned subsidiary Asia.com, Inc. on June 1, 2000. Allen Huie, the principal stockholder of Aligned Investments became a director of Asia.com, Inc. upon the acquisition of Huelink Corporation Limited.
(15) Former director and chief executive officer of India.com, Inc., a majority-owned subsidiary of EasyLink.
(16) Excludes shares issuable upon the exercise of employee stock options.
(17) Former President - Content of India.com, Inc., a majority-owned subsidiary of EasyLink.
(18) Former President - U.S. Operations and Alliances and Acquisitions of India.com, Inc., a majority-owned subsidiary of EasyLink.
(19) Former shareholder of TCom, Inc. EasyLink acquired TCom on October 18, 1999 in a merger. Since the merger, this selling stockholder has been employed by EasyLink in various capacities.
(20) Prasad Investment sold MyIndia.com Inc. to our majority-owned subsidiary India.com, Inc. in February 2001.
(21) Includes 65,333 potentially issuable as contingent payments in connection with the acquisition described in footnote 19 above.
(22) Chief executive officer and director of our majority-owned subsidiary Asia.com, Inc. Mr. Kwan was an indirect principal stockholder of Huelink Corporation Limited, which was acquired by our majority-owned subsidiary Asia.com, Inc. on June 1, 2000.
(23) Former employee of a subsidiary of Asia.com, Inc., a majority-owned subsidiary of EasyLink.
(24) Former employee of a subsidiary of Asia.com, Inc., a majority-owned subsidiary of EasyLink. Mr. Yen was an indirect principal stockholder of Huelink Corporation Limited, which was acquired by our majority-owned subsidiary Asia.com, Inc. on June 1, 2000.
(25) Former vendor of a subsidiary of Asia.com, Inc., a majority-owned subsidiary of EasyLink.
(26) Former vendor of India.com, Inc. a majority-owned subsidiary of EasyLink.
(27) Former vendor of EasyLink.

(28) Includes 10,000,000 shares issuable upon exercise of warrants and up to 3,600,000 shares issuable in payment of interest under a promissory note issued upon consummation of the Company's debt restructuring completed on November 27, 2001.
(29) Mr. Abi Zeid is President - International Operations and a director of EasyLink.
(30) Issued upon consummation of the Company's debt restructuring completed on November 27, 2001. Includes 2,682,965 shares issuable upon exercise of warrants, 2,682,695 shares issuable upon conversion of a convertible promissory note and up to 965,867 shares issuable in payment of interest under the convertible promissory note. Excludes 3,000,000 shares held by Telecom International, Inc. which are also covered under this prospectus. See Telecom International, Inc. and footnote no. 43 of this Selling Stockholders table.
(31) Issued upon consummation of the Company's debt restructuring completed on November 27, 2001. Includes 486,108 shares issuable upon exercise of warrants, 486,108 shares issuable upon conversion of a convertible promissory note and up to 174,999 shares issuable in payment of interest under the convertible promissory note.
(32) Issued upon consummation of the Company's debt restructuring completed on November 27, 2001. Includes 663,162 shares issuable upon exercise of warrants, 663,162 shares issuable upon conversion of a convertible promissory note and up to 238,738 shares issuable in payment of interest under the convertible promissory note.
(33) Issued upon consummation of the Company's debt restructuring completed on November 27, 2001. Includes 643,506 shares issuable upon exercise of warrants, 643,506 shares issuable upon conversion of a convertible promissory note and up to 231,662 shares issuable in payment of interest under the convertible promissory note.
(34) Issued upon consummation of the Company's debt restructuring completed on November 27, 2001. Includes 2,625,000 shares issuable upon exercise of warrants, 2,625,000 shares issuable upon conversion of a convertible promissory note and up to 945,000 shares issuable in payment of interest under the convertible promissory note.
(35) Issued upon consummation of the Company's debt restructuring completed on November 27, 2001. Includes 351,276 shares issuable upon conversion of a convertible promissory note and up to 84,306 shares issuable in payment of interest under the convertible promissory note.
(36) Issued upon consummation of the Company's debt restructuring completed on November 27, 2001. Includes 454,849 shares issuable upon conversion of a convertible promissory note and up to 109,164 shares issuable in payment of interest under the convertible promissory note.
(37) Issued upon consummation of the Company's debt restructuring completed on November 27, 2001. Includes 518,952 shares issuable upon exercise of warrants, 518,952 shares issuable upon conversion of a convertible promissory note and up to 186,840 shares issuable in payment of interest under the convertible promissory note.
(38) Issued upon consummation of the Company's debt restructuring completed on November 27, 2001. Includes 342,886 shares issuable upon exercise of warrants, 342,886 shares issuable upon conversion of a convertible promissory note and up to 123,439 shares issuable in payment of interest under the convertible promissory note.
(39) Issued upon consummation of the Company's debt restructuring completed on November 27, 2001. Includes 927,000 shares issuable upon conversion of a convertible promissory note and up to 222,480 shares issuable in payment of interest under the convertible promissory note.
(40) Former shareholder of the Company's India.com, Inc. subsidiary.
(41) Issued pursuant to the Company's equity financing which was completed on November 27, 2001.
(42) Former director of EasyLink.
(43) Issued pursuant to settlement of obligations under letter agreement between EasyLink Services Corporation and George Abi Zeid relating to the proposed acquisition of Telecom International, Inc.
(44) Former vendor of EasyLink.
(45) Former shareholder of LanSoft, Inc. EasyLink acquired LanSoft on December 30, 1999 in a merger.
(46) Issued pursuant to an employment agreement with the Company.
(47) Issued pursuant to the disposition of Elong, Inc. by the Company's Asia.com, Inc. subsidiary.
(48) Issued pursuant to the disposition of MyIndia.com, Inc. by the Company's India.com, Inc. subsidiary.

                              PLAN OF DISTRIBUTION

     The selling stockholders may offer and sell the Class A common stock covered by this prospectus from time to time. The selling stockholders' pledgees, donees, transferees or other successors in interest that receive such Class A common stock as a gift, partnership distribution or other non-sale related transfer may likewise offer and sell Class A common stock from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the Class A common stock on one or more exchanges, including the Nasdaq National Market, or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices or in negotiated transactions.

     The selling stockholders may sell the Class A common stock by one or more of the following means of distribution:

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may purchase and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus; and

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     We may amend this prospectus from time to time to describe a specific plan of distribution. In connection with distributions of the Class A common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our Class A common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our Class A common stock short and redeliver the shares covered by this prospectus to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Class A common stock offered under this prospectus, which Class A common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares of Class A common stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Class A common stock pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, the selling stockholders may also sell the Class A common stock under Rule 144 rather than pursuant to this prospectus if the shares so qualify for resale under Rule 144.

     In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. We will pay all expenses incident to the offering and sale of the Class A common stock covered by this prospectus to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. In the case of sales by STD, Inc., we will pay any commissions and discounts of underwriters, dealers or agents if the average sales price of the shares sold by STD, Inc. is below $16.00 per share.

     In order to comply with the securities laws of certain states, if applicable, the Class A common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Class A common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders. All of the foregoing may affect the marketability of the shares.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered by this prospectus, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                  LEGAL MATTERS

     The validity of the Class A common stock offered in this prospectus has been passed upon by David Ambrosia, our General Counsel. As of the date hereof, Mr. Ambrosia owned 4,475 shares of our Class A common stock and held options to purchase 616,031 shares of our Class A common stock.

                                     EXPERTS

     Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by KPMG LLP, independent accountants, as set forth in their report thereon, incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 financial statements, dated February 15, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency that raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The consolidated financial statements of The Allegro Group, Inc. appearing in our Amendment to Current Report on Form 8-K/A, dated November 3, 1999, have been audited by KPMG LLP, independent accountants, as set forth in their report thereon, incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Asia.com, Inc. (formerly eLong.com, Inc.) (a development stage enterprise) appearing in our Amendment to Current Report on Form 8-K/A, dated May 26, 2000, have been audited by KPMG, independent accountants, as set forth in their report thereon, incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Our report dated May 24, 2000, contains an emphasis paragraph that states the group's operations are subject to extensive regulation and supervision by the People's Republic of China ("PRC") government. The laws and regulations pertaining to Internet content provider businesses in the PRC are evolving and may be subject to change.

     The financial statements of NetMoves Corporation (formerly FaxSav Incorporated) incorporated in this prospectus by reference to our Amendment to Current Report on Form 8-K/A, filed on April 24, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of Swift Telecommunications, Inc. and Swift Comtext Ltd appearing in our Amendment to Current Report on Form 8-K/A, dated May 9, 2001, have been audited by KPMG LLP, independent accountants, as set forth in their report thereon, incorporated herein by reference. Such combined financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined audited historical financial statements of AT&T EasyLink Services, a fully integrated business of AT&T, incorporated in this prospectus by reference to our Amendment to Current Report on Form 8-K/A, filed on May 9, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

               Registration fee                                    $    13,921
               Accounting fees and expenses                             14,000
               Legal fees and expenses                                       0
               Miscellaneous expenses                                    1,100
                                                                   -----------

                    Total:                                         $    29,021

Item 15. Indemnification of Directors and Officers.

         Section 145 of Delaware General Corporation Law empowers the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any cause of action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendre or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

         As permitted by Section 145 of the Delaware General Corporation Law, the registrant's amended and restated certificate of incorporation, as amended provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director's duty of loyalty to the Company or its stockholders; for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the Delaware General Corporation Law; or for any transaction from which the director derived an improper personal benefit.

         The bylaws of the Company provide that the Company shall indemnify directors, officers and employees for such liabilities in such manner, under such circumstances and to such extent as permitted by Section 145 of the Delaware General Corporation Law, as now enacted or hereafter amended and that the Company shall advance all reasonable costs and expenses (including attorney's fees) incurred in defending any action, suit or proceeding to all persons entitled to such indemnification, all in the manner, under the circumstances and to the extent permitted by Section 145 of the Delaware General Corporation Law, as now enacted or hereafter amended.

         The Company has entered into indemnity agreements with each of its directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, the Company has obtained directors' and officers' insurance providing indemnification for directors, officers and key employees for various liabilities.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.


Item 16.  Exhibits.

Exhibit No.         Description
-----------         -----------

5                   Opinion of David W. Ambrosia.

23.1                Consent of KPMG LLP.

23.2                Consent of KPMG.

23.3                Consent of KPMG.

23.4                Consent of PricewaterhouseCoopers LLP.

23.5                Consent of David W. Ambrosia (included in Exhibit 5).

24                  Power of Attorney (set forth on signature page hereof).


Item 17.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edison, State of New Jersey, on January 11, 2002.



                                                   EasyLink Services Corporation

                                                   By   /s/ Thomas Murawski
                                                        -------------------
                                                        Thomas Murawski
                                                        Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of EasyLink Services Corporation, hereby severally and individually constitute and appoint Thomas Murawski and David Ambrosia, and each of them, the true and lawful attorneys-in-fact and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) (1) any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents or instruments necessary or advisable in connection therewith, and (2) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, each of said attorneys-in-fact and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in and about the premises, as fully to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys-in-fact and agents or each of them to any and all such amendments and instruments.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                                         TITLE                                       DATE
----                                         -----                                       ----

/s/ Thomas Murawski                          Chief Executive Officer and Director        January 11, 2002
------------------------------------         (principal executive officer)
(Thomas Murawski)

/s/ Gerald Gorman                            Chairman and Director                       January 11, 2002
------------------------------------
(Gerald Gorman)

/s/ Debra McClister                          Executive Vice President and Chief          January 11, 2002
------------------------------------         Financial Officer (principal
(Debra McClister)                            accounting and financial officer)

/s/ George Abi Zeid                          Director                                    January 11, 2002
------------------------------------
(George Abi Zeid)

/s/ William Donaldson                        Director                                    January 11, 2002
------------------------------------
(William Donaldson)

/s/ Stephen Duff                             Director                                    January 11, 2002
------------------------------------
(Stephen Duff)

/s/ Stephen Ketchum                          Director                                    January 11, 2002
------------------------------------
(Stephen Ketchum)

/s/ Jack Kuehler                             Director                                    January 11, 2002
------------------------------------
(Jack Kuehler)

                                  EXHIBIT INDEX


Exhibit No.         Description
-----------         -----------

5                   Opinion of David W. Ambrosia.

23.1                Consent of KPMG LLP.

23.2                Consent of KPMG.

23.3                Consent of KPMG.

23.4                Consent of PricewaterhouseCoopers LLP.

23.5                Consent of David W. Ambrosia (included in Exhibit 5).

24                  Power of Attorney (set forth on signature page hereof).